Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 4,116,823,953.00	0.0001381	$ 568,533.39
Fees Previously Paid
	Total Transaction Valuation:	$ 4,116,823,953.00
	Total Fees Due for Filing:			$ 568,533.39
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 568,533.39
Offering Note
[1]	(1) Aggregate number of securities to which transaction applies: The maximum number of securities of the Company to which this transaction applies is estimated to be 87,591,999, which consists of (a) 84,479,735 shares of the Company's common stock, par value $0.01 per share ("Company Common Stock"), which may be entitled to receive the merger consideration of $47.00 per share; (b) 1,059,509 shares of Company Common Stock underlying outstanding restricted stock units granted under the Tri Pointe 2022 Long-Term Incentive Plan (the "Company Stock Plan") and whose vesting is based solely on continued service ("Company RSUs"), which may be entitled to receive the merger consideration of $47.00 per share; and (c) 2,052,755 shares of Company Common Stock underlying outstanding performance share units granted under the Company Stock Plan ("Company PSUs") (with the number of shares of Company Common Stock assuming maximum performance), which may be entitled to receive the merger consideration of $47.00 per share. (2) In accordance with Rule 0-11 under the Exchange Act the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated based on the sum of: (a) the product of 84,479,735 shares of Company Common Stock multiplied by the merger consideration of $47.00 per share; (b) the product of 1,059,509 shares of Company Common Stock underlying Company RSUs multiplied by the merger consideration of $47.00 per share; (c) the product of 2,052,755 shares of Company Common Stock underlying Company PSUs (with the number of shares of Company Common Stock assuming maximum performance) multiplied by the merger consideration of $47.00. (3) In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A